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                                                                   Exhibit 99.15

                     JOHN HANCOCK TAX-EXEMPT SERIES FUND --
                            MASSACHUSETTS PORTFOLIO
                               NEW YORK PORTFOLIO

                                January 3, 1994

                     Amended and Restated Distribution Plan
                            As of September 15, 1995

                                 Class A Shares


         ARTICLE I.  THIS PLAN

         This amended and restated Distribution Plan (the "Plan") sets forth the terms and conditions on which John Hancock Tax-Exempt Series Fund (the "Trust"), on behalf of the Massachusetts Portfolio and New York Portfolio (the "Portfolios"), two series portfolios of the Trust, on behalf of the Portfolios' Class A shares, will, after the effective date hereof, pay certain amounts to John Hancock Funds ("JH Funds") in connection with the provision by JH Funds of certain services to the Fund and its Class A shareholders, as set forth herein. Certain of such payments by each Portfolio may, under Rule 12b-1 of the Securities and Exchange Commission, as from time to time amended (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by a Portfolio of its shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule. The Trust and JH Funds heretofore entered into a Distribution Agreement, dated August 1, 1991 (the "Agreement"), the terms of which, as heretofore and from time to time continued, are incorporated herein by reference.

         ARTICLE II.  DISTRIBUTION AND SERVICE EXPENSES

         Each Portfolio shall pay to JH Funds a fee in the amount specified in
Article III hereof. Such fee may be spent by JH Funds on any activities or expenses primarily intended to result in the sale of Class A shares of a Portfolio, including, but not limited to the payment of Distribution Expenses (as defined below) and Service Expenses (as defined below). Distribution Expenses include but are not limited to, (a) initial and ongoing sales compensation out of such fee as it is received by JH Funds of a Portfolio or other broker-dealers ("Selling Brokers") that have entered into an agreement with Broker Services for the sale of Class A shares of a Portfolio, (b) direct out-of-pocket expenses incurred in connection with the distribution of Class A shares of a Portfolio, including expenses related to printing of prospectuses and reports to other than existing Class A shareholders of a Portfolio, and preparation, printing and distribution of sales literature and advertising materials, and (c) an allocation of overhead and other branch office expenses of JH Funds related to the distribution of Class A shares of a Portfolio.

         Service Expenses include payments made to, or on account of, account executives of selected broker-dealers (including affiliates of JH Funds) and others who furnish personal and shareholder account maintenance services to Class A shareholders of a Portfolio.

         ARTICLE III.  MAXIMUM EXPENDITURES

         The expenditures to be made by each Portfolio pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by each Portfolio, and in no event shall such expenditures exceed 0.30% of the average daily net asset value of the Class A shares of a Portfolio (determined in accordance with each Portfolio's prospectus as from time to time in effect) on an annual basis to cover Distribution Expenses and Service Expenses, provided that the portion of such fee used to cover service expenses shall not exceed an annual rate of up to 0.25% of the average daily net asset value of the Class A shares of the Portfolio. Such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine. In the event JH Funds is not fully reimbursed for payments made or other expenses incurred by it under this Plan, such expenses will not be carried beyond one year from the date such expenses were incurred. Any fees paid to JH Funds under this Plan during any fiscal year of a Portfolio and not expended or allocated by JH Funds for actual or budgeted Distribution Expenses and Service Expenses during such fiscal year will be promptly returned to the Portfolio.

         ARTICLE IV.  EXPENSES BORNE BY THE PORTFOLIO

         Notwithstanding any other provision of this Plan, the Trust, each Portfolio and its investment adviser, John Hancock Advisers, Inc. (the "Adviser"), shall bear the respective expenses to be borne by them under the Investment Management Contract, as amended, dated May 5, 1987, as from time to time continued and amended (the "Management Contract"), and under the Portfolios' current prospectus as it is from time to time in effect. Except as otherwise contemplated by this Plan, the Trust, and as Portfolio shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Portfolio.

         ARTICLE V.  APPROVAL BY TRUSTEES, ETC.

         This Plan shall not take effect until it has been approved, together with any related agreements, by votes, cast in person at a meeting called for the purpose of voting on this Plan or such agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) all of the Trustees of the Portfolios and (b) those Trustees of the Portfolios who are not "interested persons" of the Portfolios, as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees").

         ARTICLE VI.  CONTINUANCE

         This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article V.

         ARTICLE VII.  INFORMATION

         JH Funds shall furnish the Portfolio and its Trustees quarterly, or at such other intervals as the Portfolio shall specify, a written report of amounts expended or incurred for Distribution Expenses and Service Expenses pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Trustees may request.

         ARTICLE VIII.  TERMINATION

         This Plan may be terminated (a) at any time by vote of a majority of the Trustees, a majority of the Independent Trustees, or a majority of the Portfolio's outstanding voting Class A shares, or (b) by Broker Services on 60 days' notice in writing to the Portfolio.

         ARTICLE IX.  AGREEMENTS

         Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

(a) That, with respect to the Portfolio, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Portfolio's then outstanding voting Class A shares.

(b) That such agreement shall terminate automatically in the event of its assignment.

         ARTICLE X.  AMENDMENTS

         This Plan may not be amended to increase the maximum amount of the fees payable by the Portfolio hereunder without the approval of a majority of the outstanding voting Class A shares of the Portfolio. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan in Article V.



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         ARTICLE XI.  LIMITATION OF LIABILITY

         The names "John Hancock Tax-Exempt Series Fund -- Massachusetts Portfolio; New York Portfolio" are the designations of the Trustees under the Declaration of Trust, dated March 24, 1987, as amended from time to time. The Declaration of Trust has been filed with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Trust and each Portfolio are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Portfolio, but only each Portfolio's property shall be bound. No Portfolio of the Trust shall be responsible for the obligations of any other Portfolio of the Trust.

         IN WITNESS WHEREOF, the Trust has executed this amended and restated Distribution Plan effective as of the 15th day of September, 1995 in Boston, Massachusetts.



                           JOHN HANCOCK TAX-EXEMPT SERIES FUND --
                           MASSACHUSETTS PORTFOLIO
                           NEW YORK PORTFOLIO


                           By /s/ Anne C. Hodsdon
                              ----------------------
                                  Anne C. Hodsdon
                                  President


                           JOHN HANCOCK FUNDS, INC.


                           By /s/ C.Troy Shaver, Jr.
                              ----------------------
                                  C.Troy Shaver, Jr.
                                  President